Exhibit 99.1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

LOOP MEDIA, INC. AUDITED CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Loop Media, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Loop Media, Inc. (the “Company”) as of September 30, 2021 and 2020, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended September 30, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Change in Accounting Policy

As more fully described in Note 2, the Company changed its accounting policy for impairment of goodwill by modifying the annual goodwill impairment testing date from December 31 to September 30.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

Impairment Assessment for EON Media Group

As described in Note 8 to the financial statements, the Company performed its annual evaluation of goodwill for the EON Media Group reporting unit for impairment by comparing the estimated fair value of the EON Media Group reporting unit to its carrying value. The Company used a combination of income approach using a discounted cash flow model and a market approach using guideline public company methods to determine the estimated fair value of the EON Media Group reporting unit.

The principal considerations for our determination that performing procedures relating to evaluating the recoverability of the carrying value of goodwill is a critical audit matter, are that there is significant judgment by management in the estimation of (a) the inputs and assumptions used in the income approach; (b) the selection of appropriate guideline public companies and the appropriate multiples; and (c) the relative weights used for the two approaches. This in turn led to high degree of auditor judgment, subjectivity and effort in performing audit procedures in evaluating audit evidence related to management’s estimates and assumptions used in the forecasted revenue and model. Also, the evaluation of audit evidence related to goodwill impairment required significant auditor judgment as the nature of the evidence is often subjective, and the audit effort involved the use of professionals with specialized skill and knowledge to assist in evaluating the audit evidence obtained.

Addressing the matter involved performing procedures and evaluating evidence in connection with forming our overall audit opinion on the consolidated financial statements. These procedures included, among others, (i) evaluating management’s inputs and assumptions used in the discounted cash flows model; (ii) evaluating management’s determination of guideline companies and market multiple used in the market approach; and (iii) evaluating the relative weight used in management’s model. Professionals with specialized skill and knowledge were used to assist in the evaluation of the measurement of the Company’s estimated fair value of the EON Media Group reporting unit.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020

Costa Mesa, California

January 21, 2022

LOOP MEDIA, INC.

CONSOLIDATED BALANCE SHEETS

	As of	As of
	September 30, 2021	September 30, 2020
ASSETS
Current assets
Cash	$4,162,548	$1,971,923
Accounts receivable, net	1,571,226	780,939
Inventory	223,048	39,075
Prepaid expenses and other current assets	1,645,037	80,721
Prepaid income tax	17,806	119,933
License content assets - current	850,263	454,000
Note receivable - current	-	10,215
Total current assets	8,469,928	3,456,805
Non-current assets
Deposits	34,289	19,831
License content assets - non current	365,360	246,280
Equipment, net	38,936	30,079
Operating lease right-of-use assets	237,094	381,935
Intangible assets, net	702,778	963,111
Note receivable	-	97,975
Goodwill	1,970,321	583,086
Total non-current assets	3,348,778	2,322,295
Total assets	$11,818,705	$5,779,100
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,215,905	$1,002,706
Payable on acquisition	250,125	250,125
License content liabilities - current	985,000	454,000
Note payable - current	25,714	121,410
Deferred Income	191,331	101,613
Convertible debt related party - current, net	530,226	-
Convertible debt - current, net	-	415,704
Lease liability - current	167,101	146,153
Total current liabilities	$4,365,402	$2,491,711
Non-current liabilities
Convertible debt - related party, less current portion, net	$1,619,398	$1,239,677
Convertible debt, less current portion, net	1,243,115	177,799
Derivative liability	1,058,633	-
Note payable - non-current	460,924	452,090
License content liabilities - non current	-	227,000
Lease liability	75,530	242,245
Total non-current liabilities	$4,457,599	$2,338,811
Total liabilities	$8,823,002	$4,830,522

Commitments and contingencies (Note 13)	-	-

Stockholders’ equity
Series B Convertible Preferred stock, $0.0001 par value, 3,333,334 shares authorized, 200,000 and 200,000 shares issued and outstanding as of September 30, 2021 and September 30, 2020, respectively. Liquidation preference of $1.50 per share before any payment to Series A Preferred or Common stock	20	20
Series A Convertible Preferred stock, $0.0001 par value, 3,333,334 shares authorized, 0 and 30,667 shares issued and outstanding as of September 30, 2021 and September 30, 2020, respectively. Liquidation preference of $0.15 per share.	-	3
Common Stock, $0.0001 par value, 316,666,667 shares authorized, 133,470,018 and 114,320,910 shares issued and outstanding as of September 30, 2021 and September 30, 2020, respectively	13,345	11,432
Common stock subscribed and not yet issued	-	135,144
Additional paid in capital	69,824,754	36,669,899
Accumulated deficit	(66,842,416)	(35,867,920)
Total stockholders’ equity	2,995,703	948,578
Total liabilities and stockholders’ equity	$11,818,705	$5,779,100

See the accompanying notes to the consolidated financial statements

LOOP MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the twelve months ended September 30,	For the twelve months ended September 30,
	2021	2020

Revenue	$5,069,149	$2,966,454
Cost of revenue	4,165,066	1,086,053
Gross profit	904,084	1,880,401

Operating expenses
Selling, general and administrative	20,333,216	7,466,047
Impairment of goodwill and intangibles	11,206,523	6,350,000
Total operating expenses	31,539,739	13,816,047

Loss from operations	(30,635,655)	(11,935,646)

Other income (expense)
Interest income	10,123	4,688
Interest expense	(1,690,552)	(1,002,799)
Change in fair value of derivative	159,017	-
Gain/(loss) on extinguishment of debt, net	564,481	(105,266)
Gain on settlement of obligation	13,900	192,557
Loss on settlement of obligation	(15,000)	(473,822)
Inducement expense	-	(3,793,406)
Other income	4,279	10,000
Total other income (expense)	(953,752)	(5,168,048)
Income tax (expense) / benefit	614,912	(1,600)
Net loss	$(30,974,496)	$(17,105,294)
Deemed dividend	-	(3,800,000)
Net loss attributable to common stockholders	$(30,974,496)	$(20,905,294)

Basic and diluted net loss per common share	$(0.25)	$(0.20)

Weighted average number of common shares outstanding	122,422,335	105,929,876

See the accompanying notes to the consolidated financial statements

LOOP MEDIA, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE TWELVE MONTHS ENDED September 30, 2021 and September 30, 2020

1 for 1.5 share reverse stock split reflected for all years presented

	Preferred Stock Series B		Preferred Stock Series A		Common Stock Class A		Common Stock Class B		Common stock	Additional Paid	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	subscriptions	in Capital	Deficit	Total
Balance, September 30, 2019	-	$-	-	$-	51,205,805	$5,121	14,504,703	$1,452	$122,976	$18,761,059	$(18,762,623)	$127,981
Shares issued for cash	-	-	-	-	4,393,333	439	-	-	-	3,516,061	-	3,516,500
Shares to be issued	-	-	-	-	-	-	-	-	47,168	-	-	47,168
Issuance of common stock subscribed	-	-	-	-	93,333	9	-	-	(35,000)	34,991	-	-
Shares issued for consulting fees	-	-	-	-	4,000,000	400	-	-	-	1,499,600	-	1,500,000
Shares issued in conjunction with reverse merger	-	-	30,667	3	5,168,931	517	-	-	-	(264,496)	-	(263,976)
Shares issued for cash	100,000	10	-	-	-	-	-	-	-	4,799,990	-	4,800,000
Shares issued in conjunction with debt settlement	100,000	10	-	-	-	-	-	-	-	4,799,990	-	4,800,000
Warrants issued for settlement of debt to related party	-	-	-	-	-	-	-	-	-	185,563	-	185,563
Deemed Dividend	-	-	-	-	-	-	-	-	-	(3,800,000)	-	(3,800,000)
Warrants excercised	-	-	-	-	-	-	18,021,472	1,802	-	25,231	-	27,033
Shares issued for asset purchase	-	-	-	-	15,333,333	1,533	1,600,000	160	-	6,348,307	-	6,350,000
Beneficial conversion feature of convertible debt	-	-	-	-	-	-	-	-	-	(36,397)	-	(36,397)
Stock-based compensation	-	-	-	-	-	-	-	-	-	316,034	-	316,034
Warrants issued to consultant	-	-	-	-	-	-	-	-	-	483,967	-	483,967
Class A and B common shares merged into one class	-	-	-	-	34,126,175	3,414	(34,126,175)	(3,414)	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	-	-	(17,105,294)	(17,105,294)
Balances, September 30, 2020	200,000	$20	30,667	$3	114,320,910	$11,433	-	$0	$135,144	$36,669,900	$(35,867,917)	$948,579
Conversion of convertible debenture	-	-	-	-	1,366,794	137	-	-	-	594,125	-	594,262
Cash received for common stock subscribed	-	-	-	-	-	-	-	-	350,000	-	-	350,000
Issuance of common stock subscribed	-	-	-	-	497,429	50	-	-	(485,144)	485,094	-	-
Shares issued for cash	-	-	-	-	9,001,460	900	-	-	-	11,250,925	-	11,251,829
Stock-based compensation	-	-	-	-	-	-	-	-	-	8,292,265	-	8,292,265
Warrants issued in conjunction with debenture	-	-	-	-	-	-	-	-	-	195,189	-	195,189
Shares issued for consulting fees	-	-	-	-	95,718	10	-	-	-	236,824	-	236,834
Shares issued for asset purchase	-	-	-	-	1,369,863	134	-	-	-	2,671,096	-	2,671,230
Shares issued for acquisition	-	-	-	-	2,457,898	246	-	-	-	6,552,989	-	6,553,235
Warrants issued for severance	-	-	-	-	-	-	-	-	-	82,000	-	82,000
Warrants issued to consultant	-	-	-	-	-	-	-	-	-	492,000	-	492,000
Payment in kind interest stock issuance	-	-	-	-	14,475	1	-	-	-	41,976	-	41,977
Shares issued for debt settlement for license content asset	-	-	-	-	97,891	10	-	-	-	194,793	-	194,803
Shares issued for license content assets	-	-	-	-	1,180,880	118	-	-	-	2,065,878	-	2,065,996
Conversion of series A convertible stock to common stock	-	-	(30,667)	(3)	3,066,700	306	-	-	-	(303)	-	-
Net loss	-	-	-	-	-	-	-	-	-	-	(30,974,496)	(30,974,496)
BALANCES, September 30, 2021	200,000	$20	-	$0	133,470,018	$13,345	-	$0	$-	$69,824,751	$(66,845,518)	$2,995,703

See the accompanying notes to the consolidated financial statements

LOOP MEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve months ended September 30,	Twelve months ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(30,974,496)	$(17,105,294)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	1,070,366	630,992
Depreciation and amortization expense	1,458,302	231,697
Amortization of license contract assets	1,099,657	207,721
Amortization of right-of-use assets	144,841	143,471
Bad debt expense	323,878	-
Gain/loss on extinguishment of debt	(579,486)	105,266
Change in fair value of derivatives	(159,017)	-
Warrants issued for severance	82,000	-
Stock-based compensation	8,292,265	1,816,034
Goodwill tax benefit for Spkr and Eon acquisitions	(719,688)	-
Gain on settlement of obligations	(13,900)	(192,557)
Loss on settlement of obligations	15,000	473,822
Inducement expense	-	3,793,406
Impairment of goodwill and intangible assets	11,209,630	6,350,000
Common stock issued consultants	236,834	-
Warrants issued to consultant	492,000	-
Change in operating assets and liabilities:
Accounts receivable	(1,005,975)	(269,369)
Prepaid income tax	102,126	(433)
Inventory	(183,973)	(24,902)
Prepaid expenses	(314,316)	(37,113)
Deposit	(14,458)	(6,264)
Accounts payable and accrued liabilities	1,352,949	(161,929)
License content liability	304,000	681,000
License contract asset	(1,615,000)	(908,000)
Operating lease liabilities	(145,766)	(140,557)
Deferred income	13,167	4,779
NET CASH USED IN OPERATING ACTIVITIES	(9,529,061)	(4,408,232)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of EON Media Group, net of cash acquired	(1,499,937)	-
Purchase of equipment	(22,249)	(18,173)
Collection of note receivable	-	5,765
NET CASH USED IN INVESTING ACTIVITIES	(1,522,186)	(12,408)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	10,001,825	3,516,500
Proceeds from related party loan	-	1,000,000
Proceeds from PPP loan	486,638	573,500
Proceeds from preferred shares	-	1,000,000
Proceeds from issuance of convertible debt	2,950,000	48,670
Repayment of stockholder loans	(546,592)	-
Share issuance costs	-	(80,134)
Proceeds from issuing common stock subscribed	350,000	35,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	13,241,871	6,093,536

Change in cash and cash equivalents	2,190,625	1,672,897

Cash, beginning of the year	1,971,923	299,026

Cash, end of the year	$4,162,548	$1,971,923
SUPPLEMENTAL DISCLOSURES OF CASH FLOW STATEMENTS
Cash paid for interest	$539,902	$53,324
Cash paid for income taxes	$800	$1,600
SUPPLEMENTAL DISCLOSURES OF NON CASH INVESTING AND FINANCING ACTIVITIES
Preferred shares issued for debt settlement	$-	$4,800,000
Common shares issued for debt settlement	$194,803	$-
Debt and accrued interest exchanged as part of debt settlement	$-	$1,006,597
Preferred shares issued in exchange for cash	$-	$4,800,000
Conversion of convertible debenture to common stock	$594,262	$-
Common stock issued for acquisition	$6,553,235	$-
Inducement for intangible asset rights	$2,065,996	$-

	Twelve months ended September 30,	Twelve months ended September 30,
	2021	2020
Addition of new leases accounted for under ASC 842	$-	$211,429
Assumption of office lease by related party	$-	$20,825
Warrants issued for settlement of debt	$-	$46,000
Warrants issued to extinguish debt with related party	$-	$185,563
Obligation to issue shares	$-	$12,168
Common stock issued in connection with reverse merger	$-	$517
Preferred stock issued in connection with reverse merger	$-	$3
Payment in kind common stock payment	$41,977	$-
Shares and warrants issued	$1,250,000	$-
Warrants issued as debt discount on convertible debenture	$195,189	$-
Beneficial conversion feature recorded as debt discount	$-	$-
Shares issued for asset purchase	$2,671,233	$6,350,000
Warrants exercised	$-	$27,033
Conversion of Preferred Class A stock to common stock	$307	$-
Shares issued for common stock subscribed	$485,094	$35,000
Deemed dividend	$-	$3,800,000

See the accompanying notes to the consolidated financial statements

LOOP MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWELVE MONTHS ENDED SEPTEMBER 30, 2021 AND SEPTEMBER 30, 2020

NOTE 1 - BUSINESS

Loop Media Inc. (the “Company”; formerly Interlink Plus, Inc.) is a Nevada corporation. The Company was incorporated under the laws of the State of Nevada on May 11, 2015. On February 5, 2020, the Company and the Company’s wholly owned subsidiary, Loop Media Acquisition, Inc. (“Merger Sub”), a Delaware corporation, closed the Agreement and Plan of Merger (the “Merger Agreement”) with Loop Media, Inc. (“Loop”), a Delaware corporation. Pursuant to the Merger Agreement, Merger Sub merged with and into Loop with Loop as surviving entity and becoming a wholly-owned subsidiary of the Company (the “Merger”).

Pursuant to the Merger Agreement, the Company acquired 100% of the outstanding shares of Loop in exchange for 152,823,970 shares of the Company’s common stock at an exchange ratio of 1:1. Loop was incorporated on May 18, 2016 under the laws of the State of Delaware. As a result of such acquisition, the Company’s operations now are focused on premium short-form video for businesses and consumers.

In connection with the Merger, on February 6, 2020, the Company entered into a Purchase Agreement (the “Asset Purchase Agreement”) with Zixiao Chen (“Buyer”) for the purchase of assets relating to the Company’s two major business segments: travel agency assistance services and convention services (together, the “Business”). In consideration for the assets of the Business, Buyer transferred to the Company 2,000,000 shares of its common stock and agreed to assume and discharge any and all liabilities relating to the Business accruing up to the effective time of the Asset Purchase Agreement. The shares were retired and restored to the status of authorized and unissued shares.

In 2019 Loop owned 100% of the capital stock of two companies that make up ScreenPlay. ScreenPlay was a combination of ScreenPlay, Inc. (“SPI”), a state of Washington corporation incorporated in 1991, and SPE, Inc. (“SPE”), a state of Washington corporation incorporated in 2008. ScreenPlay provided customized audiovisual environments that supported integrated brand strategies for clients in the retail, hospitality, and business services markets, and for online content providers.

On January 24, 2020 the Company merged SPE with and into the Company. The certificate of merger was issued by the State of Washington on January 24, 2020 and the certificate of ownership and merger was issued by the State of Delaware on January 24, 2020. For accounting purposes, Loop was the surviving entity. The transaction was accounted for as a recapitalization of Loop pursuant to which Loop was treated as the accounting acquirer, surviving and continuing entity although the Company is the legal acquirer. The Company did not recognize goodwill or any intangible assets in connection with the Merger. Accordingly, the Company’s historical financial statements are those of Loop and its wholly-owned subsidiary, ScreenPlay, immediately following the consummation of this reverse merger transaction.

On June 8, 2020, a 1 for 1.5 reverse stock split of the Company’s common stock became effective. All share and per share information in the accompanying consolidated financial statements and footnotes has been retroactively adjusted for the effects of the reverse split for all periods presented.

Going concern and management’s plans

As of September 30, 2021, the Company had cash of $4,162,548 and an accumulated deficit of ($66,842,416). During the twelve months ended September 30, 2021, the Company used net cash in operating activities of $ (9,529,061). The Company has incurred net losses since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year from the issuance date of these consolidated financial statements.

The Company’s primary source of operating funds since inception has been cash proceeds from debt and equity financing transactions. The ability of the Company to continue as a going concern is dependent upon its ability to generate sufficient revenue and its ability to raise additional funds by way of its debt and equity financing efforts.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. The ability of the Company to continue as a going concern is dependent on management’s further implementation of the Company’s on-going and strategic plans, which include continuing to raise funds through equity and/or debt raises. Should the Company be unable to raise adequate funds, certain aspects of the on-going and strategic plans may require modification. Management is in the process of identifying sources of capital via strategic partnerships, debt refinancing and equity investments through one or more private placements.

COVID-19

The continuing spread of COVID-19 around the world is affecting the United States and global economies and has affected our operations and those of third parties on which we rely, including disruptions in staffing, order fulfillment and demand for product. In addition, the COVID-19 pandemic has and may continue to affect our revenue significantly. Additionally, while the potential economic impact brought by, and the duration of the COVID-19 pandemic is difficult to assess or predict, the impact of the COVID-19 pandemic on the global financial markets may reduce our ability to access capital, which could negatively impact our short-term and long-term liquidity. The continuing impact of the COVID-19 pandemic is highly uncertain and subject to change.

As COVID-19 continues to evolve, the extent to which the coronavirus impacts operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, and the actions that may be required to contain the coronavirus or treat its impact. The Company continues to monitor the pandemic and, the extent to which the continued spread of the virus adversely affects our customer base and therefore revenue. As the COVID-19 pandemic is complex and rapidly evolving, the Company’s plans as described above may change. At this point, the Company cannot reasonably estimate the duration and severity of this pandemic, which could have a material adverse impact on the business, results of operations, financial position, and cash flows.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Screenplay and EON Media Group. These consolidated financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”). All inter-company transactions and balances have been eliminated on consolidation.

Use of estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates include assumptions used in the fair value of stock-based compensation, the fair value of warrants, fair value of intangible assets, recoverability of goodwill and intangible assets.

Business combinations

The Company accounts for business acquisitions under Accounting Standards Codification (“ASC”) 805, Business Combinations. The total purchase consideration for an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities assumed on the acquisition date. Costs that are directly attributable to the acquisition are expenses as incurred. Identifiable assets (including intangible assets), liabilities assumed (including contingent liabilities) and noncontrolling interests in an acquisition are measured initially at their fair values on the acquisition date. The Company recognizes goodwill if the fair value of the total purchase consideration and any noncontrolling interest is in excess of the net fair value of the identifiable assets and the liabilities assumed. The results of operations of the acquired business are included in the consolidated financial statements beginning on the acquisition date.

Variable interest entities (“VIE”)

Variable interests are contractual, ownership or other monetary interests in an entity that change with fluctuations in the fair value of the entity’s net assets exclusive of variable interests. A VIE can arise from items such as lease agreements, loan arrangements, guarantees or service contracts. An entity is a VIE if (a) the entity lacks sufficient equity or (b) the entity’s equity holders lack power or the obligation and right as equity holders to absorb the entity’s expected losses or to receive its expected residual returns.

If an entity is determined to be a VIE, the entity must be consolidated by the primary beneficiary. The primary beneficiary is the holder of the variable interests that has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and has the obligation to absorb losses of or the right to receive benefits from the VIE that could potentially be significant to the VIE. Therefore, the Company must identify which activities most significantly impact the VIE’s economic performance and determine whether it, or another party, has the power to direct those activities. As of September 30, 2021, and 2020, the Company had no investments that qualify as VIE.

Segment reporting

The Company reports as one reportable segment because the Company does not have more than one operating segment. The Company’s business activities, revenues and expenses are evaluated by management as one reportable segment.

Cash

Cash and cash equivalents include all highly liquid monetary instruments with original maturities of three months or less when purchased. These investments are carried at cost, which approximates fair value. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash deposits. The Company maintains its cash in institutions insured by the Federal Deposit Insurance Corporation (“FDIC”). At times, the Company’s cash and cash equivalent balances may be uninsured or in amounts that exceed the FDIC insurance limits. The Company has not experienced any loses on such accounts. On September 30, 2021, and September 30, 2020, the Company had no cash equivalents.

As of September 30, 2021, and September 30, 2020, approximately $3,655,716, and $1,695,763 of cash exceeded the FDIC insurance limits, respectively.

Accounts receivable

Accounts receivable represent amounts due from customers. The Company assesses the collectability of receivables on an ongoing basis. A provision for the impairment of receivables involves significant management judgement and includes the review of individual receivables based on individual customers, current economic trends and analysis of historical bad debts. As of September 30, 2021, and September 30, 2020, the Company had recorded an allowance for doubtful accounts of $426,813 and $0, respectively.

Concentration of credit risk

The Company grants credit in the normal course of business to its customers. Periodically, the Company reviews past due accounts and makes decisions about future credit on a customer by customer basis. Credit risk is the risk that one party to a financial instrument will cause a loss for the other party by failing to discharge an obligation.

The Company’s concentration of credit risk was not significant as of September 30, 2021, and September 30, 2020.

Inventory

Inventories are valued at the lower of cost or net realizable value. The Company purchases inventory from a vendor and all inventory purchased is deemed finished goods. Cost is determined using the first-in-first-out basis for finished goods. Net realizable value is determined on the basis of anticipated sales proceeds less the estimated selling expenses. Management compares the cost of inventories with the net realizable value and an allowance is made to write down inventories to net realizable value, if lower. As of September 30, 2021, and September 30, 2020, the Company recorded no valuation allowance.

Prepaid expenses

Expenditures paid in one accounting period which will not be consumed until a future period such as insurance premiums and annual subscription fees are accounted for on the balance sheet as a prepaid expense. When the asset is eventually consumed, it is charged to expense.

License Content Asset

On January 1, 2020, the Company adopted the guidance in ASU 2019-02, Entertainment-Films-Other Assets-Film Costs (Subtopic 926-20) and Entertainment-Broadcasters-Intangibles-Goodwill and Other (Subtopic 920-350): Improvements to Accounting for Costs of Films and License Agreements for Program Materials, on a prospective basis. The Company capitalizes the fixed content fees and its corresponding liability when the license period begins, the cost of the content is known, and the content is accepted and available for streaming. If the licensing fee is not determinable or reasonably estimable, no asset or liability is recorded, and licensing costs are expensed as incurred. The Company amortizes licensed content assets into cost of revenue, using the straight-line method over the contractual period of availability. The liability is paid in accordance with the contractual terms of the arrangement.

Equity method investments

The Company accounts for investments in unconsolidated entities under the equity method of accounting if it could exercise significant influence over the operating and financial policies of an entity but does not have a controlling financial interest. Judgment regarding the level of influence over each equity method investment includes considering key factors such as ownership interest, representation on the board of directors, participation in policy-making decisions and material intercompany transactions. The Company’s proportionate share of the net income (loss) resulting from these investments are reported under the line-item captioned equity method investment income in our Consolidated Statements of Operations. The carrying value of our equity method investments is reported in equity method investments in the Consolidated Balance Sheets. The Company’s equity method investments are reported at cost and adjusted each period for the Company’s share of the investee’s income or loss and dividend paid, if any. The Company assesses investments for impairment whenever events or changes in circumstances indicate that the carrying value of an investment may not be recoverable.

Goodwill and other intangible assets

Goodwill represents the excess of the purchase consideration over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. Goodwill and other intangible assets determined to have an indefinite useful life are not amortized but are subject to impairment tests. The Company conducts its annual impairment tests or whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. The Company conducted the annual impairment test on September 30, 2021. This is a change in accounting principle as the timing of the annual impairment test in prior periods was for the twelve months ended December 31, 2020. The Company deems the change of impairment test timing to be appropriate as part of the year end change from December 31,2021 to September 30, 2021.

When evaluating goodwill and indefinite-lived intangible assets for impairment, the Company may first perform an assessment of qualitative factors to determine if the fair value of the reporting unit or the intangible asset is more-likely-than-not greater than the carrying amount. Significant factors considered in this assessment include, but are not limited to, macro-economic conditions, market and industry conditions, cost considerations, the competitive environment, overall financial performance, and results of past impairment tests. If, based on a review of the qualitative factors, the Company determines it is more-likely-than-not that the fair value is greater than the carrying value, the Company may bypass a quantitative test for impairment.

In performing the quantitative test for impairment of goodwill, the Company compares the fair value of each reporting unit with it carrying amount, including goodwill, in order to identify a potential impairment. Measurement of the fair value of a reporting unit is based on a fair value measure using the sum of the discounted estimated future cash flows. Estimates of forecasted cash flows involve measurement uncertainty, and it is therefore possible that reductions in the carrying value of goodwill may be required in the future because of changes in management’s future cash flow estimates. When the fair value of a reporting unit is less than it carrying amount, goodwill of the reporting unit is considered to be impaired. Effective January 1, 2020, the Company adopted the guidance in Accounting Standards Update (“ASU”) 2017-04, Simplifying the Test for Goodwill Impairment, which measures impairment amount as the excess of a reporting unit’s carrying amount over its fair value as determined by the quantitative test.

The Company measures impairment of indefinite-lived intangible assets, which consist of brand name, based on projected discounted cash flows. The Company also re-evaluates the useful life of the brand name to determine whether events and circumstances continue to support an indefinite useful life. The Company charged Eon goodwill $4,442,487 to impairment during the twelve months ended September 30, 2021. The Company also charged goodwill for the tax benefit on acquisition of Spkr and Eon Media Group of $719,688 during the twelve months ended September 30, 2021. See Note 8 for Goodwill discussion.

Long-lived assets

The Company evaluates the recoverability of long-lived assets, other than goodwill and indefinite-lived intangible assets, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner that an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if their carrying amount is not recoverable through the undiscounted cash flows. The impairment loss is based on the difference between the carrying amount and estimated fair value as determined by discounted future cash flows. The Company’s finite long-lived intangible assets are amortized on a straight-line basis over their estimated useful lives, which range from two to nine years. The Spkr Inc. technology intangible and the Eon brand name intangible remaining net amortizable value was charged to impairment for $1,405,142 and $2,251,513, respectively, during the twelve months ended September 30, 2021. Screenplay intangible was also charged to impairment for $130,000 during the twelve months ended September 30, 2021. Intellectual property was impaired 6,350,000 for the twelve months ended September 30, 2020. See Note 8 for Intangible assets discussion.

Property and equipment, net

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the asset’s estimated useful life. The capitalization policy for the company is to capitalize property and equipment purchases greater than $3,000. Expenditures for maintenance and repairs are expensed as incurred. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition is reflected in earnings. Estimated useful lives for Equipment and Software is 5 years and 3 years, respectively.

Operating leases

The Company determines if an arrangement is a lease at inception. Operating lease right-of-use assets (“ROU assets”) and short-term and long-term lease liabilities are included on the face of the consolidated balance sheet.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components, which are accounted for as a single lease component. For lease agreements with terms less than 12 months, the Company has elected the short-term lease measurement and recognition exemption, and it recognizes such lease payments on a straight-line basis over the lease term.

Fair value measurement

The company determines the fair value of its assets and liabilities using a hierarchy established by the accounting guidance that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). The three levels of valuation hierarchy are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology included quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology is one or more unobservable inputs which are significant to the fair value measurement.

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. The Company had no financial assets or liabilities carried and measured on a nonrecurring basis during the reporting periods. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared. The derivative liabilities are recognized at fair value on a recurring basis at September 30, 2021 and are Level 3 measurements. There have been no transfers between levels.

The following table summarizes changes in fair value measurements of the Derivative Liability during the twelve months ended September 30, 2021:

	Quoted Prices in		Significant
	Active Markets	Significant Other	Unobservable
	For Identical Items	Observable Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Derivative liabilities	-	-	1,058,633	1,058,633
Total	$-	$-	$1,058,633	$1,058,633

The following table summarizes changes in fair value measurements of the Derivative Liability during the twelve months ended September 30, 2021:

Balance as of September 30, 2020	$-
Derivative liability issued with convertible debentures	1,217,650
Change in fair value	(159,017)
Balance as of September 30, 2021	$1,058,633

The following table summarizes the unobservable inputs used in the valuation of the derivatives during the nine months ended September 30, 2021:

Expected term	1.17 - 2	years

Discount rate	7.12% - 11.09%

Volatility	90% - 110.0%

Convertible debt and derivative treatment

When the Company issues debt with a conversion feature, we must first assess whether the conversion feature meets the requirements to be treated as a derivative, as follows: a) one or more underlyings, typically the price of our common stock; b) one or more notional amounts or payment provisions or both, generally the number of shares upon conversion; c) no initial net investment, which typically excludes the amount borrowed; and d) net settlement provisions, which in the case of convertible debt generally means the stock received upon conversion can be readily sold for cash. An embedded equity-linked component that meets the definition of a derivative does not have to be separated from the host instrument if the component qualifies for the scope exception for certain contracts involving an issuer’s own equity. The scope exception applies if the contract is both a) indexed to its own stock; and b) classified in shareholders’ equity in its statement of financial position.

If the conversion feature within convertible debt meets the requirements to be treated as a derivative, we estimate the fair value of the convertible debt derivative using the Monte Carlo Method upon the date of issuance. If the fair value of the convertible debt derivative is higher than the face value of the convertible debt, the excess is immediately recognized as interest expense. Otherwise, the fair value of the convertible debt derivative is recorded as a liability with an offsetting amount recorded as a debt discount, which offsets the carrying amount of the debt. The convertible debt derivative is revalued at the end of each reporting period and any change in fair value is recorded as a gain or loss in the statement of operations. The debt discount is amortized through interest expense over the life of the debt.

Convertible debt and beneficial conversion features

If the conversion feature is not treated as a derivative, the Company assesses whether it is a beneficial conversion feature (“BCF”). A BCF exists if the conversion price of the convertible debt instrument is less than the stock price on the commitment date. This typically occurs when the conversion price is less than the fair value of the stock on the date the instrument was issued. The value of a BCF is equal to the intrinsic value of the feature, the difference between the conversion price and the common stock into which it is convertible and is recorded as additional paid in capital and as a debt discount in the consolidated balance sheets. The Company amortizes the balance over the life of the underlying debt as amortization of debt discount expense in the consolidated statements of operations. If the debt is retired early, the associated debt discount is then recognized immediately as amortization of debt discount expense in the consolidated statements of operations.

If the conversion feature does not qualify for either the derivative treatment or as a BCF, the convertible debt is treated as traditional debt.

Advertising costs

The Company expenses all advertising costs as incurred. Advertising and marketing costs for the twelve months ended September 30, 2021, and 2020, were $981,878 and $143,096, respectively.

Revenue recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, when it satisfies a performance obligation by transferring control over a product to a customer. Revenue is measured based on the consideration the Company expects to receive in exchange for those products. In instances where final acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. Revenues are recognized under Topic 606 in a manner that reasonably reflects the delivery of the Company’s products and services to customers in return for expected consideration and includes the following elements:

●	executed contracts with the Company’s customers that it believes are legally enforceable;

●	identification of performance obligations in the respective contract;

●	determination of the transaction price for each performance obligation in the respective contract;

●	allocation of the transaction price to each performance obligation; and

●	recognition of revenue only when the Company satisfies each performance obligation.

Performance obligations and significant judgments

The Company’s revenue streams can be categorized into the following performance obligations and recognition patterns:

●	Delivery of streaming services including content encoding and hosting. The Company recognizes revenue over the term of the service based on bandwidth usage.

●	Delivery of subscription content services in customized formats. The Company recognizes revenue over the term of the service.

●	Delivery of hardware for ongoing subscription content delivery through software. The Company recognizes revenue at the point of hardware delivery.

●	Revenue share arrangements, where platform providers distribute the Company’s licensed content and providers pay the Company a portion of the usage-based advertising revenues.

Transaction prices for performance obligations are explicitly outlined in relevant agreements; therefore, the Company does not believe that significant judgments are required with respect to the determination of the transaction price, including any variable consideration identified.

Customer acquisition costs

The Company records commission expense associated with subscription revenue. Commissions are included in operating expenses. The Company has elected the practical expedient that allows the Company to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less.

Cost of revenue

Cost of revenue represents the cost of the delivered hardware and related bundled software and is recognized at the time of sale. For ongoing licensing and hosting fees, cost of sales is recognized over time based on usage patterns.

Deferred income

The Company bills subscription services in advance of when the service period is performed. The deferred income recorded at September 30, 2021 and September 30, 2020, represents the Company’s accounting for the timing difference between when the subscription fees are received and when the performance obligation is satisfied.

Net loss per share

The Company accounts for net loss per share in accordance with ASC subtopic 260-10, Earnings Per Share (“ASC 260-10”), which requires presentation of basic and diluted earnings per share (“EPS”) on the face of the statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS.

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during each period. It excludes the dilutive effects of any potentially issuable common shares.

Diluted net loss per share is calculated by including any potentially dilutive share issuances in the denominator.

The following securities are excluded from the calculation of weighted average diluted shares at September 30, 2021, and September 30, 2020, respectively, because their inclusion would have been anti-dilutive.

	September 30,	September 30,
	2021	2020
Options to purchase common stock	17,833,356	8,312,306
Warrants to purchase common stock	15,464,700	8,217,376
Series A preferred stock	-	3,066,700
Series B preferred stock	20,000,000	20,000,000
Convertible debentures	5,815,323	6,908,637
Total common stock equivalents	59,113,379	46,505,019

Shipping and handling costs

A shipping and handling fee is charged to customers and recorded as revenue at the time of sale. The associated cost of shipping and handling is recorded as a cost of revenue at the time of service.

Income taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

Stock-based compensation

Share-based compensation issued to employees is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. The Company measures the fair value of the share-based compensation issued to non-employees using the stock price observed in the trading market (for stock transactions) or the fair value of the award (for non-stock transactions), which were more reliably determinable measures of fair value than the value of the services being rendered. The measurement date is the earlier of (1) the date at which commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete.

Recently adopted accounting pronouncements

In March 2019, the FASB issued ASU 2019-02, Entertainment-Films-Other Assets-Film Costs (Subtopic 926-20) and Entertainment- Broadcasters-Intangibles-Goodwill and Other (Subtopic 920-350): Improvements to Accounting for Costs of Films and License Agreements for Program Materials, in order to align the accounting for production costs of an episodic television series with the accounting for production costs of films by removing the content distinction for capitalization. ASU 2019-02 also requires that an entity reassess estimates of the use of a film in a film group and account for any changes prospectively. In addition, ASU 2019-02 requires that an entity test films and license agreements for program material for impairment at a film group level when the film or license agreements are predominantly monetized with other films and license agreements. The ASU is effective for interim and annual periods beginning after December 15, 2019. The Company deemed the license agreement guidance applicable for broadcasters, and so adopted the guidance in ASU 2019-02 prospectively on January 1, 2020. Content assets are predominantly monetized as a group and therefore are reviewed in aggregate at a group level when an event or change in circumstances indicates a change in the expected usefulness of the content or that the fair value may be less than unamortized cost. The Company reviews various qualitative factors and indicators to assess whether the group asset is impaired.

Accounting standards issued but not yet effective

In September 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This guidance requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. This guidance also requires enhanced disclosures regarding significant estimates and judgments used in estimating credit losses. The new guidance is effective for fiscal years beginning after December 15, 2022. While the Company is currently evaluating the impact that the adoption of this guidance will have on its consolidated financial statements, it does not expect the adoption to have a material impact on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40). This ASU reduces the number of accounting models for convertible debt instruments and convertible preferred stock. As well as amend the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. In addition, this ASU improves and amends the related EPS guidance. The ASU is effective for interim and annual periods beginning after December 15, 2021, with early adoption permitted for periods beginning after December 15, 2020. Adoption of the ASU can either be on a modified retrospective or full retrospective basis. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

NOTE 3 - BUSINESS COMBINATION

Asset purchase from Spkr Inc.

On October 13, 2020, the Company acquired from Spkr Inc., a Delaware corporation, assets that included technology (Spkr.com website, internet domain name and a mobile application available in the Apple Inc. IOS Store as Spkr: Curated Podcast Radio), trade names and customers. Spkr Inc. provides short-form feeds of podcasts and other curated audio, providing content organized into different channels, personalized audio feed built from a listener’s chosen content as well as an always-on, continuously updating, living playlist.

The purchase price for the acquired assets consisted of consideration of 1,369,863 shares of the Company’s common stock, par value $0.0001 per share, valued at $2,671,233. The cost of the single asset acquisition is $2,671,233 and was impaired in the twelve months ended September 30, 2021 (see Note 8 for impairment discussion).

Business acquisition of EON Media Group

The Company obtained control of EON Media Group through two investments, which ASC 805 refers to as a “business combination achieved in stages.” On December 1, 2020, the Company acquired from Ithaca EMG Holdco LLC (Ithaca) 1,350 ordinary shares and 1,084 preference shares issued by EON Media Group Pte. Ltd (EON Media Group). The first stage of the transaction resulted in Company acquiring a 20% equity interest in EON Media Group, and was recorded as an equity method investment. The purchase price consideration for the acquired shares consisted of $750,000 in cash and 454,463 shares of the Company’s common stock valued at $863,480.

On April 27, 2021, the Company acquired from Far West Entertainment 3,650 ordinary shares, from a private individual 3,650 ordinary shares and from Ithaca EMG Holdco LLC (Ithaca) 1,350 ordinary shares and 1,084 preference shares issued by EON Media Group Pte. Ltd (EON Media Group). The second stage of the transaction resulted in the Company acquiring the remaining 80% equity interest in EON Media Group. The purchase price consideration for the acquired shares consisted of $750,000 in cash and 2,003,435 shares of the Company’s common stock valued at $5,689,755.

The allocation of the purchase consideration is as follows:

April 27,
2021
Fair value of shares issued	$5,689,755
Cash consideration	750,000
Fair value of prior investment in EON Media Group	1,615,030
Total consideration paid	$8,054,785

The purchase price allocation is as follows:

April 27,
2021
Cash and cash equivalents	$63
Goodwill	5,829,722
Brand name intangible asset	2,300,000
Current liabilities	(75,000)
Total purchase price allocation	$8,054,785

The proforma disclosures of revenues and earnings of the combined entities, showing the EON acquisition occurring at of the beginning of the 2021 and 2020 were not materially different from the actual reported results in 2021 and 2020, respectively.

From April 27, 2021, to September 30, 2021, EON recognized revenue of $120,957 and incurred a net loss of $6,918,858, of which $4,442,487 is Eon Goodwill impairment and $2,251,513 is Eon brand name intangible asset impairment, recorded as operating expenses, on the consolidated statement of operations. The Company also impaired an additional $162,093 in Goodwill for the twelve months ended September 30, 2021. See Note 8 for Goodwill discussion.

NOTE 4 - INVENTORY

The Company’s finished goods inventory consisted of the following on September 30, 2021, and September 30, 2020:

	September 30,	September 30,
	2021	2020
Computers	$6,881	$13,522
Hasp keys	3,581	633
Loop player	212,586	24,920
Total inventory	$223,048	$39,075

NOTE 5 - NOTE RECEIVABLE

On December 23, 2014, SPI entered a promissory note receivable whereby it advanced $137,860 to Lodestar Entertainment, LLC. The remaining balance of $105,720 was written off as uncollectible on March 31, 2021. Interest earned for the twelve months ended September 30, 2021, and 2020, was $1,077 and $4,453, respectively.

NOTE 6 - LICENSE CONTENT ASSETS

License Content Assets

To stream video content to the users, the Company generally secures intellectual property rights to such content by obtaining licenses from, and paying royalties or other consideration to, rights holders or their agents. The licensing arrangements can be for a fixed fee, variable fee, or combination of both. The licensing arrangements specify the period when the content is available for streaming. The license content assets are two years in duration and include prepayments to distributors for customer subscription revenues, per play usage fees, and ad supported fees.

As of September 30, 2021, license content assets were $850,263 recorded as License content asset, net - current and $365,360 recorded as License content asset, net - noncurrent. Additions to the License content assets for the twelve months ended September 30, 2021, were $47,500. The Company issued common shares capitalized as License content asset and the Company subsequently deemed the equity portion of the consideration paid was not recoverable and not recoupable and therefore impaired the License content asset for the value of the capitalized shares for $2,260,799 during the twelve months ended September 30, 2021.

The Company recorded amortization expense of $1,362,921 and $283,187 for the twelve months ended September 30, 2021, and 2020, respectively, in cost of revenue, in the consolidated statements of operations, related to capitalized license content assets. The amortization expense for the next two years for capitalized license content assets as of September 30, is $1,058,773 in 2022, and $156,849 in 2023.

License Content Liabilities

On September 30, 2021, the Company had $985,000 of obligations comprised of $985,000 in License content liability - current and $0 in License content liability - noncurrent on the Consolidated Balance Sheets. Payments for content liabilities for the twelve months ended were $699,000. Additions to the License content liabilities for the twelve months ended September 30, 2021, were $47,500. The expected timing of payments for these content obligations is $581,000 payable in 2021 and $404,000 payable in 2022. Certain contracts provide for recoupment of payments on minimum obligations during the term of the contracts.

NOTE 7 - PROPERTY AND EQUIPMENT

The Company’s property and equipment consisted of the following as of September 30, 2021, and September 30, 2020:

	September 30,	September 30,
	2021	2020
Equipment	$489,456	$467,208
Software	53,450	53,450
	542,906	520,659
Less: accumulated depreciation	(503,970)	(490,580)
Total, equipment net	$38,936	$30,079

Depreciation expense, calculated using straight line method, charged to operations amounted to $13,390 and $10,904 respectively, for the twelve months ended September 30, 2021, and 2020.

NOTE 8 - GOODWILL AND OTHER INTANGIBLE ASSETS

As of September 30, 2021, and September 30, 2020, the balance of goodwill was $1,970,321 and $583,086, respectively. On April 27, 2021, the EON Media Group acquisition value of goodwill was $5,829,722. Post-acquisition adjustments were $74,937. The Company charged $4,442,487 to EON Media Group goodwill impairment for the twelve months ended September 30, 2021. The Company also charged $719,688 to goodwill impairment for the tax benefits from the Spkr acquisition and the EON Media Group acquisition as of September 30, 2021. See Note 3 for details on the EON business acquisition.

The Company’s other intangible assets, each definite lived assets, consisted of the following as of September 30, 2021, and September 30, 2020:

		September 30,	September 30,
	Useful life	2021	2020
Screenplay brand	Not applicable	$-	$130,000
Customer relationships	nine years	1,012,000	1,012,000
Content library	two years	198,000	198,000
Total intangible assets		1,210,000	1,340,000
Less: accumulated amortization		(507,222)	(376,889)
Total intangible assets, net		$702,778	$963,111

In April 2021, the Company acquired EON in a step business acquisition and the associated EON brand name intangible valued at $2,300,000 with a useful life of 20 years.

In October 2020, the Company acquired from Spkr Inc. assets that consisted of single asset acquisition of $2,671,233 in technology (see Note 3) with a useful life of 2 years. During twelve months ended September 30, 2020, the Company acquired intellectual property valued at $6,350,000 for issuance of Class B Shares. The Company fully impaired the intellectual property and recognized a loss on impairment of $6,350,000.

Amortization expense charged to operations amounted to $1,451,773 and $218,306, respectively, for the twelve months ended September 30, 2021, and 2020. The Spkr Inc. technology intangible remaining net amortizable value was charged to impairment for $1,405,142, Eon intangible of $2,251,513 was charged to impairment, and an impairment of $130,000 on brand name, was all recorded for the twelve months ended September 30, 2021.

Annual amortization expense for the next five years and thereafter is estimated to be $112,444, $112,444, $112,444, $112,444, $112,444, and $140,556, respectively. The weighted average life of the intangible assets subject to amortization is 6.2 on September 30, 2021.

NOTE 9 - LEASES

Operating leases

The Company has operating leases for office space and office equipment. Many leases include one or more options to renew, some of which include options to extend the leases for a long-term period, and some leases include options to terminate the leases within 30 days. In certain of the Company’s lease agreements, the rental payments are adjusted periodically to reflect actual charges incurred for capital area maintenance, utilities, inflation and/or changes in other indexes.

Lease liability is summarized below:

	September 30,	September 30,
	2021	2020
Short term portion	$167,101	$139,858
Long term portion	75,530	248,540
Total lease liability	$242,631	$388,398

Maturity analysis under these lease agreements are as follows:

2022	$184,480
2023	84,175
Total undiscounted cash flows	268,656
Less: 10% Present value discount	(26,025)
Lease liability	$242,631

Lease expense for the twelve months ended September 30, 2021, and 2020, was comprised of the following:

	Twelve months ended
	September 30,	September 30,
	2021	2020
Operating lease expense	$177,777	$169,029
Short-term lease expense	8,400	3,250
Total lease expense	$186,177	$172,279

Operating lease expense is included in selling, general and administration expenses in the consolidated statement of operations.

For the twelve months ended September 30, 2021, cash payments against lease liabilities totaled $179,089, accretion on lease liability of $32,936.

For the twelve months ended September 30, 2020, cash payments against lease liabilities totaled $165,550, accretion on lease liability of $42,755.

Weighted-average remaining lease term and discount rate for operating leases are as follows:

Weighted-average remaining lease term	1.44	years
Weighted-average discount rate	10%

NOTE 10 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following as of September 30, 2021, and September 30, 2020:

	September 30,	September 30,
	2021	2020
Accounts payable	$1,147,581	$253,677
Interest payable	106,631	166,290
Accrued liabilities	941,440	537,884
Payroll liabilities	20,250	44,855
Total accounts payable and accrued expenses	$2,215,902	$1,002,706

NOTE 11 - NOTE PAYABLE

PPP loan round 1

On May 10, 2021, the Company received a notification from the Small Business Association for the full forgiveness of the PPP loan of $573,500 received on April 27, 2020. The first round of PPP loans forgiven consisted of $573,500 principal and $5,986 accrued interest; are included in other income for the twelve months ended September 30, 2021.

PPP loan round 2

On April 26, 2021, the Company received the proceeds from a loan in the amount of $486,638, pursuant to the Paycheck Protection Program of the CARES Act (“PPP”). The loan matures on April 19, 2026 and bears interest at a rate of 1% per annum. The loan is evidenced by a promissory note, dated as of April 19, 2021, which contains customary events of default relating to, among other things, payment defaults and breaches of representations and warranties. All or a portion of the loan may be forgiven by the U.S. Small Business Administration (the “SBA”) upon application by the Company beginning 8 weeks but not later than 24 weeks (“covered period”) after loan approval and upon documentation of expenditures in accordance with the SBA requirements. The loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties. Repayment begins 10 months after the covered period (any length between eight and 24 weeks) with payments to begin July 31, 2022. The current portion of the loan is $0, assuming payments will begin on July 31, 2022. Principal payments for the years ended September 30, are $0 in 2021, $25,714 in 2022, $126,975 in 2023, $128,242 in 2024, $129,539 in 2025, and $76,168 thereafter. Interest expense for the twelve months ended September 30, 2021, is $2,187.

In the event the loan, or any portion thereof, is forgiven pursuant to the PPP, the amount forgiven is applied to outstanding principal. While the Company intends to apply for the forgiveness of the loan, there is no assurance that the Company will obtain forgiveness of the loan in whole or in part. The Company intends to use the proceeds from the loan for qualifying expenses.

The application for these funds requires the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further requires the Company to consider its current business activity and its ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The receipt of these funds, and the forgiveness of the loan attendant to these funds, is dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on its future adherence to the forgiveness criteria.

NOTE 12 - CONVERTIBLE DEBENTURES PAYABLE

Convertible debentures as of September 30, 2021:
				Unpaid	Contractual
		Net Carrying Value		Principal	Interest Rates		Contractual	Warrants
Related party convertible debentures:		Current	Long Term	Balance	Cash	PIK	Maturity Date	issued
$3,000,000 convertible debenture amended October 23, 2020	(1)	$530,226	$876,256	$2,715,582	10%		01-12-2023	3,550,709
$750,000 convertible debenture, December 1, 2020	(2)	-	536,508	750,000	4%	6%	01-12-2022	68,182
$800,000 convertible debenture, April 1, 2021	(2)	-	534,114	800,000	4%	6%	01-12-2022	72,727
$400,000 convertible debenture, May 1, 2021	(2)	-	259,246	400,000	4%	6%	01-12-2022	36,364
$400,000 convertible debenture, June 2, 2021	(2)	-	252,070	400,000	4%	6%	01-12-2022	36,364
Total related party convertible debentures, net		$530,226	$2,458,193	$5,065,582

Convertible debentures:
$287,000 convertible debenture converted July 1, 2021	(3)	$-	$-	$-	10%		01-07-2021
$400,000 convertible debenture converted January 8, 2021	(4)	-	-	-	11%		08-01-2021
$350,000 convertible debenture, January 12, 2021	(2)	-	243,579	350,000	4%	6%	01-12-2022	87,500
$250,000 convertible debenture, May 21, 2021	(2)	-	160,741	250,000	4%	6%	01-12-2022	22,727
Total convertible debentures, net		$-	$404,320	$600,000

Convertible debentures as of September 30, 2020:
				Unpaid	Contractual
		Net Carrying Value		Principal	Interest Rates		Contractual	Warrants
Related party convertible debentures:		Current	Long Term	Balance	Cash	PIK	Maturity Date	issued
$3,000,000 convertible debenture amended October 23, 2020	(1)	$-	$1,239,677	$3,150,411	10%		01-12-2023	3,550,709
Total related party convertible debentures, net		$-	$1,239,677	$3,150,411

Convertible debentures:
$287,000 convertible debenture amended October 22, 2020	(3)	$89,561	$177,799	$287,000	10%		01-07-2021
$400,000 convertible debenture amended August 20, 2019	(4)	326,143	-	326,143	11%		08-01-2021
Total convertible debentures, net		$415,704	$177,799	$613,143

(1)	Unsecured convertible debentures (at $0.60 per common share) issued to related parties, amended October 23, 2020, interest at 10% per annum beginning November 1, 2020, monthly payments of unpaid interest accrued at 12.5% per annum will be paid in arrears through March 31, 2021, beginning April 1, 2021, the Company began paying equal monthly installments of principal and interest at 10% per annum through December 1, 2023. The debentures are convertible at any time prior to the maturity in whole or in parts into common shares of the Company at a price of $0.60 per common share. The Company issued 3,550,709 common share purchase warrants, with each warrant exercisable at $0.86 for a period of 10 years. The beneficial conversion feature totaled $612,313 and was recorded as a debt discount. The Company also recorded the allocated fair value of the warrants $2,387,687 as additional debt discount.
(2)	On December 1, 2020, the Company offered, in a private placement, the aggregate offering amount of up to $3,000,000 of Senior Secured Promissory Debentures, with a minimum subscription amount of $250,000 and common stock warrants with an aggregate exercise price of $750,000 and aggregate exercisable warrant shares of 272,727 shares.

The Company treated the conversion feature as a derivative instrument. At the option of the Senior Secured Promissory Note holders, the notes are convertible at the earlier of a change of control event, a Qualified IPO, both of which are defined in the Promissory Note Agreement or the maturity date of December 1, 2022. If the conversion takes place at the maturity date, the note will be converted in whole or in parts (which cannot be less than 50% of the amount due under the note) into an amount of shares equal to the amount due divided by the average of the VWAP of common stock during each trading day during the thirty trading day period ending one trading day prior to the maturity date. If the conversion takes place at the change of control date, the note will be converted into an amount of shares equal to the amount due divided by the average of the VWAP of common stock during each trading day during the ten trading day period ending one trading day prior to the change of control effective date. In the event of a Qualified IPO, but subject to the closing of such Qualified IPO, the amount due shall convert in full on the closing date of such Qualified IPO into a number of shares equal to the amount due on such closing date divided by the applicable IPO conversion price, as defined in the Promissory Note Agreement.

The Senior Secured Promissory Debentures under the offering accrue cash interest at 4% per annum and payment in kind (PIK) interest at 6% payable in the Company’s common stock, determined on a 360-day basis. Cash interest is payable in advance for the period from the issue date to November 30, 2021, and then is payable six months in arrears on June 1, 2022, then six months in arrears on December 1, 2022. The accrued PIK interest is payable in shares of common stock in an amount equal to the amount of PIK Interest accrued as of such date, divided by the volume weighted average price (VWAP) of common stock during each trading day during the ten-trading day period ending one trading day prior to the PIK Interest Payment due dates of June 1, 2021, December 1, 2021, June 1, 2022, and December 1, 2022. The proceeds received upon issuing the Senior Secured Promissory Debentures were first allocated to the fair value of the embedded features with the remainder to the debt host instrument.

●	$750,000 December 1, 2020 debenture the fair value of the conversion feature of $339,216 and the allocated fair value of the warrants of $26,770 were recorded as debenture discount.

●	$350,000 January 12, 2021 debenture the fair value of the conversion feature of $139,751 and the allocated fair value of the warrants of $31,282 were recorded as debenture discount.

●	$800,000 April 1, 2021 debenture the fair value of the conversion feature of $319,431 and the allocated fair value of the warrants of $60,406 were recorded as debenture discount.

●	$400,000 May 1, 2021 debenture the fair value of the conversion feature of $159,715 and the allocated fair value of the warrants of $31,309 were recorded as debenture discount.

●	$250,000 May 21, 2021 debenture the fair value of the conversion feature of $99,822 and the allocated fair value of the warrants of $14,940 were recorded as debenture discount.

●	$400,000 June 2, 2020 debenture the fair value of the conversion feature of $159,715 and the allocated fair value of the warrants of $30,481 were recorded as debenture discount.

(3)	Convertible debentures (at $0.60 per common share) issued to a former officer of the Company, interest at 10% per annum, amended as of October 22, 2020, provides those monthly payments of $7,939 including principal and interest are to be made beginning December 1, 2020 through its maturity date of December 1, 2023; secured by 5,000,000 shares of the Company’s common stock which are owned by the Company’s Chief Executive Officer. The debenture is convertible at any time prior to December 1, 2023, in whole or in parts into common stock of the Company at a price of $0.60 per common share. As the effective conversion rate based on the principal $287,000 was $0.60 per share which was less than the Company’s stock price on the date of issuance, a beneficial conversion feature was present at the issuance date. The beneficial conversion feature totaled $30,996 and was recorded as a debt discount. For the twelve months ended September 30, 2021, principal payments totaled $40,956. On July 2, 2021, $216,105 total debenture and $1,800 of unpaid accrued interest was converted into 363,176 shares of common stock and the Company recognized a gain on debt extinguishment of $15,006 on debenture discount.
(4)	Secured convertible debenture (primary interest in all Company assets), interest at 11% per annum, accrued monthly and the outstanding principal and unpaid accrued interest was due January 8, 2021. $326,143 total debenture and $50,213 of unpaid accrued interest was converted into 1,003,618 shares of common stock on January 8, 2021. The lender received 1,003,618 shares of common stock from this conversion and the Company recognized no gain or loss.

The following table presents the interest expense related to the contractual interest coupon and the amortization of debt discounts on the convertible debentures:

	Twelve months ended September 30,
	2021	2020
Interest expense	$605,839	$303,936
Interest accretion	449,096	0
Amortization of debt discounts	621,274	630,992
Total	$1,676,209	$934,928

Maturity analysis under total convertible debentures, net are as follows:

For the years ended September 30,
2022	$1,132,205
2023	4,200,761
2024	332,619
Convertible debentures payable, related and non related party	5,665,585
Less: Debt discount on convertible debentures payable	(2,272,847)
Total convertible debentures payable, related and non related party, net	$3,392,738

NOTE 13 - COMMITMENTS AND CONTINGENCIES

The Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. There are no such loss contingencies that are included in the financial statements as of September 30, 2021.

NOTE 14 - RELATED PARTY TRANSACTIONS

Related parties are natural persons or other entities that have the ability, directly or indirectly, to control another party or exercise significant influence over the party making financial and operating decisions. Related parties include other parties that are subject to common control or that are subject to common significant influences.

The Company borrowed funds for business operations from certain stockholders through convertible debenture agreements and has remaining balances, including accrued interest amounting to $5,164,690 and $3,203,880 as of September 30, 2021, and September 30, 2020, respectively. The Company incurred interest expense for these convertible debentures in the amounts of $557,820 and $207,674 for the twelve months ended September 30, 2021, and 2020, respectively. See Note 12 for convertible debentures discussion.

The Company received proceeds of $400,000 from a related party for the September 30, 2021, offering (see Note 15 and Note 16), in exchange for 320,000 shares of Common Stock and 320,000 Warrants.

A consulting firm controlled by a member of Company management provides services for the Company in the amount of $318,035 for the twelve months ending September 30, 2021, and $285,000 for the twelve months ending September 30, 2020.

NOTE 15 -STOCKHOLDERS’ EQUITY (DEFICIT)

Convertible Preferred Stock

In addition, as of such date, of the 16,666,667 shares of preferred stock authorized, we had designated (i) 3,333,334 shares of preferred stock as Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and (ii) 3,333,334 shares of preferred stock as Series B Preferred. As of September 30, 2021, and September 30, 2020, the Company had 200,000 and 200,000 shares of Series B convertible preferred stock issued and outstanding, respectively.

As of September 30, 2021, there were (i) no shares of Series A Preferred Stock issued and outstanding, and (ii) 200,000 shares of Series B Preferred Stock issued and outstanding. As of September 30, 2021, and September 30, 2020, the Company had 0 and 30,667 shares of Series A convertible preferred stock issued and outstanding, respectively. Each share of Series A Preferred Stock has a liquidation preference of $0.15 per share, is entitled to 100 votes per share, and is convertible at any time at the discretion of the holder thereof into 100 shares of common stock. Each share of Series B Preferred Stock has a liquidation preference of $1.50 per share, is entitled to 100 votes per share and is convertible at any time at the discretion of the holder thereof into 100 shares of common stock. The Company evaluated the features of the Convertible Preferred Stock under ASC 480 and classified them as permanent equity because the Convertible Preferred stock is not mandatorily or contingently redeemable at the stockholder’s option and the liquidation preference that exists does not fall within the guidance of SEC Accounting Series Release No. 268 - Presentation in Financial Statements of “Redeemable Preferred Stocks” (“ASR 268”).

Change in Number of Authorized and Outstanding Shares

On June 8, 2020, a 1 for 1.5 reverse stock split of the Company’s common stock became effective. All share and per share information in the accompanying consolidated financial statements and footnotes has been retroactively adjusted for the effects of the reverse split for all periods presented.

Common stock

The Company is authorized to issue 316,666,667 shares of its $0.0001 par value common stock. As of September 30, 2021, and September 30, 2020, there were 133,470,018 and 114,320,910, respectively, shares of common stock issued and outstanding.

Twelve months ended September 30, 2021

The Company issued an aggregate of 9,001,460 shares of its common stock for gross cash proceeds of $11,251,825. The Company recorded no offering costs.

The Company issued 497,429 shares of its common stock in satisfaction of a common stock subscription of $485,144.

The Company converted a convertible note plus accrued interest in the amount of $376,356 into 1,003,618 shares of its common stock. The Company also converted a convertible note plus accrued interest in the amount of $217,905 into 363,176 shares of common stock.

The Company issued 2,457,898 shares of its common stock with a value of $6,553,235 for the 100% business acquisition of EON Media Group.

The Company issued 3,066,700 shares of its common stock in connection with the conversion of series A convertible preferred stock.

The Company issued 14,475 shares of its common stock for $41,977 payment in kind interest payable in the Company’s common stock.

The Company issued 95,718 shares of its common stock for consulting services valued at $236,834.

The Company issued 1,278,771 shares of its common stock, valued at $2,260,799 capitalized as license content assets. Subsequently the Company recognized impairment expense of $2,260,799 for non-recoverable license content assets (See Note 6).

The Company, entered into securities purchase agreements with accredited investors pursuant to which the Company sold, in a private offering,5,773,460 shares of the Company’s common stock, and warrants to purchase up to an aggregate of 6,573,460 shares of Common Stock. The Company issued 320,000 shares of Common Stock to a related party valued at $295,181. The Company issued 5,253,460 shares of Common Stock under the offering valued at $4,663,116.

Twelve months ended September 30, 2020

The Company issued an aggregate of 4,393,333 shares of its common stock for proceeds of $3,516,500.

The Company issued 93,333 shares of its common stock in satisfaction of a common stock subscription of $47,168.

The Company issued 4,000,000 shares of its common stock for consulting services valued at $1,500,000 to a related party.

The Company issued 5,168,931 shares of its common stock and 30,667 shares of Series A convertible preferred stock as part of the merger with Interlink. The Company also assumed debt to a related party of $180,000 and accrued interest of $3,842 and charged $80,134 of legal expenses related to reverse merger charged to additional paid in capital.

The Company issued 100,000 shares of its Series B convertible preferred stock at a fair value of $4,800,000 at date of issuance in exchange for loan and accrued interest forgiveness of $1,006,594 and the balance was recorded as inducement expense of 3,793,406. The Company applied the guidance in ASC 470-20.

The Company issued 100,000 shares of its Series B convertible preferred stock at a fair value of $4,800,000 at date of issuance, in exchange for $1,000,000 cash and the balance was recorded as a deemed dividend of $3,800,000. The Company applied the guidance in ASC 470-20.

NOTE 16 - STOCK OPTIONS AND WARRANTS

Options

Option valuation models require the input of highly subjective assumptions. The fair value of stock-based payment awards was estimated using the Black-Scholes option model with a volatility figure derived from using the Company’s historical stock prices. The Company accounts for the expected life of options based on the contractual life of options for non-employees. For employees, the Company accounts for the expected life of options in accordance with the “simplified” method, which is used for “plain-vanilla” options, as defined in the accounting standards codification. The risk-free interest rate was determined from the implied yields of U.S. Treasury zero-coupon bonds with a remaining life consistent with the expected term of the options.

The following table summarizes the stock option activity for the twelve months ended September 30, 2021 and September 30, 2020, respectively:

		Weighted	Weighted Average
		Average	Remaining	Aggregate
	Options	Exercise Price	Contractual Term	Intrinsic Value
Outstanding at September 30, 2019	5,812,306	$0.70	8.66	$10,179,515
Grants	2,500,000	0.89	9.96	3,899,750
Exercised	-	-	-	-
Expired	-	-	-	-
Forfeited	-	-	-	-
Outstanding at September 30, 2020	8,312,306	$0.76	8.28	$14,079,265
Grants	9,670,216	1.29	9.34	11,399,074
Exercised	-	-	-	-
Expired	-	-	-	-
Forfeited	(149,166)	1.10	-	-
Outstanding at September 30, 2021	17,833,356	$1.04	8.30	$25,478,339
Exercisable at September 30, 2021	11,298,290	$0.90	7.82	$17,587,909

The aggregate intrinsic value in the preceding tables represents the total pretax intrinsic value, based on options with an exercise price less than the Company’s stock price of $2.45 as of September 30, 2021, and $2.03 as of September 30, 2020, which would have been received by the option holders had those option holders exercised their options as of that date.

The following table presents information related to stock options on September 30, 2021:

Options outstanding
		Weighted	Options
		average	exercisable
Exercise	Number of	remaining life	number of
price	options	in years	options
0.86	1,148,371	4.91	1,148,371
0.66	4,663,935	7.09	4,663,935
0.89	2,500,000	8.71	1,630,000
1.10	8,021,049	9.12	3,186,539
0.57	300,000	9.42	300,000
2.84	450,000	9.58	250,000
2.75	600,000	9.59	66,667
2.35	50,000	9.81	2,778
2.40	50,000	9.82	-
2.50	50,000	9.84	50,000
	17,833,356		11,298,290

Stock-based compensation

The Company recognizes compensation expense for all stock options granted using the fair value-based method of accounting. During the twelve months ended September 30, 2021, the Company issued 9,670,216 options valued at $2.03 per option. As of September 30, 2021, the total compensation cost related to nonvested awards not yet recognized is $11,610,922 and the weighted average period over which expense is expected to be recognized in months is 29.95.

The Company calculated the fair value of options issued using the Black-Scholes option pricing model, with the following assumptions:

	September 30, 2021

Weighted average fair value of options granted	$2.03
Expected life	5.00 - 10.00	years
Risk-free interest rate	0.01 - 1.56%
Expected volatility	50.00 - 58.85%
Expected dividends yield	0%
Forfeiture rate	0%

The stock-based compensation expense related to option grants was $8,292,265 and $316,033, for the twelve months ended September 30, 2021, and 2020, respectively.

Warrants

The following table summarizes the changes in warrants outstanding and the related prices for the shares of the Company’s common stock:

Warrants outstanding			Warrants exercisable
		Weighted			Weighted
		average			average
		remaining	Weighted		remaining
		contractual	average		contractual
	Number	life	exercise	Number	life
Exercise prices	outstanding	(years)	price	exercisable	(years)
$0.86	3,850,709	5.62	$0.86	3,850,709	5.62
0.38	2,000,000	5.19	0.38	2,000,000	5.19
0.75	2,666,667	8.45	0.75	2,666,667	8.45
2.75	323,864	1.17	2.75	323,864	1.17
2.80	50,000	9.57	2.80	50,000	9.57
2.75	6,573,460	3.00	2.75	6,573,460	3.00

The following table summarizes the warrant activity for the twelve months ended September 30, 2021, and 2020:

		Weighted
		average
		exercise
	Number of	price per
	shares	share
Outstanding at September 30, 2019	5,550,709	$0.68
Issued	2,666,667	0.75
Exercised	-	-
Expired	-	-
Outstanding at September 31, 2020	8,217,376	$0.73
Issued	7,247,324	2.67
Exercised	-	-
Expired	-	-
Outstanding at September 30, 2021	15,464,700	$1.63

The Company records all warrants granted using the fair value-based method of accounting.

On September 30, 2021, the Company, entered into securities purchase agreements with accredited investors pursuant to which the Company sold, in a private offering, 5,773,460 shares of the Company’s common stock, and warrants to purchase up to an aggregate of 6,573,460 shares of Common Stock. Each investor was entitled to purchase one share of Common Stock and one Warrant to purchase one share of Common Stock for an aggregate purchase price of $1.25. The Warrants are immediately exercisable, have a ten-year term and an exercise price of $2.75 per share. The Company issued 320,000 warrants fair valued at $278,400 to a related party.

During the twelve months ended September 30, 2021, the Company issued 110,227 warrants in conjunction with the issues of senior secured convertible debentures in the total amount of $600,000 and recorded the allocated fair values of the warrants of $59,212 as additional debt discounts. Further, the Company issued 213,637 warrants in conjunction with the issues of related party senior secured convertible debentures in the total amount of $2,350,000 and recorded the allocated fair values of the related party warrants of $165,682 as additional related party debt discounts. The Company issued 50,000 warrants with a fair value of $82,000, as severance. The Company also issued 300,000 warrants to a consultant with a fair value of $492,000. During the year ended September 30, 2020, the Company assumed a related party note of $180,000 and associated accrued interest of $3,842 as part of the reverse merger with Interlink. After the assumption of the debt and accrued interest during 2020, the Company issued 2,666,667 warrants valued at $702,219 to retire the $180,000 debt and $5,563 of accrued liabilities.

The Company calculated the fair value of warrants issued using the Black-Scholes option pricing model, with the following assumptions:

	September 30, 2021
Weighted average fair value of warrants granted	$1.21
Expected life	1.75 - 10	years
Risk-free interest rate	0.15% to 1.58%
Expected volatility	57.30% to 58.65%
Expected dividends yield	0%
Forfeiture rate	0%

NOTE 17 - INCOME TAX

On March 27, 2020, the CARES Act was enacted to provide economic relief to those impacted by the COVID-19 pandemic. In addition to the PPP loans, the CARES Act made various tax law changes including among other things (i) modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2018, 2019, and 2020 tax years to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes, (ii) enhanced recoverability of AMT tax credit carryforwards, (iii) increased the limitation under Internal Revenue Code ("IRC") Section 163(j) for 2019 and 2020 to permit additional expensing of interest, and (iv) enacted a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k).

On December 27, 2020, the Consolidated Appropriations Act of 2021 (“CAA”) was enacted and provided clarification on the tax deductibility of expenses funded with PPP loans as fully deductible for tax purposes. During the year ended September 30, 2021, the Company recorded income for financial reporting purposes related to the forgiveness of some of its PPP loans. The forgiveness of these PPP loans is not taxable.

The components of income (loss) before the provision (benefit) for income taxes are as follows:

	2021	2020
Domestic Operations	$(24,670,551)	$(17,103,695)
Foreign Operations	(6,918,857)	-
Total	$(31,589,408)	$(17,103,695)

Income tax expense (benefit) consist of the following for the years ended September 30, 2021 and 2020 consist of the following:

Current:	2021	2020
Federal	$98,372	$0
State	3,290	1,600
Foreign	0	0
Total Current provision (benefit)	101,662	1,600
Deferred:
Federal	(455,107)	0
State	(102,479)	0
Foreign	(158,988)	0
Total Deferred provision (benefit)	(716,574)	0
Total provision (benefit)	$(614,912)	$1,600

The reconciliation between the U.S. statutory federal income tax rate and the Company’s effective tax rate for the years ended September 30, 2021, and 2020 is as follows:

	September 30, 2021	September 31, 2020
U.S. federal statutory rate	21.00%	21.00%
State income taxes, net of federal benefit	2.00%	2.21%
Goodwill impairment	(3.43)%	(7.80)%
Non-deductible items	(0.20)%	(7.14)%
Change in valuation allowance	(15.13)%	3.43%
Change in tax rates	0.11%	(5.27)%
US effects of foreign operations	(0.31)%	-%
Other	(2.10)%	(6.44)%
Effective tax rate	1.95%	(0.01)%

As of September 30, 2021, and 2020, the Company’s deferred tax assets (liabilities) consisted of the effects of temporary differences attributable to the following:

Deferred tax assets:	September 30, 2021	September 30, 2020
Net Operating Losses	$6,284,425	$3,108,502
Allowance for doubtful accounts	87,771	-
Stock-based compensation	1,765,463	-
Fixed assets book/ tax basis difference	-	-
Operating right of use assets	1,331	1,533
Accrued expenses	259,264	84,140
Amortization of debt discount	643,848	310,225
Research credit	-	-
Intangible book/tax basis difference	2,124,796	1,846,646
Total deferred tax asset, net	11,166,898	5,351,046
Less: reserve for allowance	(10,521,546)	(5,348,138)
Total Deferred tax asset, net of valuation allowance	$645,352	$2,908

Deferred tax liabilities:
Fixed assets book/ tax basis difference	(1,504)	(2,908)
Derivative liability	(643,848)
Total deferred tax liabilities	$(645,352)	$(2,908)
Total Deferred tax liability, net of valuation allowance	$-	$-

ASC 740, “Income Taxes” requires that a valuation allowance is established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be recognized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of existing taxable temporary differences, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to the future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of September 30, 2021, and 2020.

As of September 30, 2021, the Company has federal net operating loss carryforwards of $24.2 million of which $1.6 million expire between 2036 and 2037 and available to offset 100% of future taxable income. The remaining $22.6 million of federal net operating losses have an indefinite carryforward period but is available to offset only 80% of future taxable income. The Company’s ability to use its federal net operating carryforwards may be limited if the Company experiences an “ownership change” as defined in Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended. An ownership change generally occurs if certain stockholders increase their aggregate percentage ownership of a corporation’s stock by more than 50 percentage points over their lowest percentage ownership at any time during the testing period, which is generally the three-year period preceding any potential ownership change. The Company has not completed an analysis to determine whether any such limitations have been triggered as of September 30, 2020.

As of September 30, 2021, the Company has state net operating loss carryforwards of $14.5 million. The state NOLs begin to expire in 2037. The Company has Singapore net operating loss carryforwards of $1.3 million which have an indefinite carryforward period.

The Company files income tax returns in the U.S. federal and various state jurisdictions. As of September 30, 2021, the federal and state tax returns for the years from 2016 through 2020 remain open to examination by the Internal Revenue Service and various state authorities. As of September 30, 2021, and 2020, the Company has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements. The Company’s policy is to classify assessments, if any, for tax-related interest as income tax expenses. No interest or penalties were recorded.

The Company does not expect its unrecognized tax benefit position to change during the next twelve months.

NOTE 18 - SUBSEQUENT EVENTS

The Company has evaluated all subsequent events through the date of filing, to ensure that this filing includes appropriate disclosure of events both recognized in the financial statements as of September 30, 2021, and events which occurred after September 30, 2021, but which were not recognized in the financial statements. The Company has determined that there were no subsequent events which required recognition, adjustment to or disclosure in the financial statements.